Exhibit 3.1
CERTIFICATE OF OWNERSHIP AND MERGER
MERGING
GALENA BIOPHARMA, INC.
(a Delaware corporation)
WITH AND INTO
RXI PHARMACEUTICALS CORPORATION
(a Delaware corporation)
(Pursuant to Section 253 of the Delaware General Corporation Law)
     RXi Pharmaceuticals Corporation, a Delaware corporation (the “Company”), does hereby certify to the following facts relating to the merger (the “Merger”) of Galena Biopharma, Inc., a Delaware corporation (the “Subsidiary”), with and into the Company, with the Company remaining as the surviving corporation under the name of “Galena Biopharma, Inc.”
     1. The Subsidiary is a corporation incorporated on September 8, 2011 under the Delaware General Corporation Law (the “DGCL”).
     2. The Company is a corporation incorporated on April 3, 2006 under the DGCL.
     3. The Company is the owner of all of the outstanding shares of the capital stock of the Subsidiary.
     4. The Board of Directors of the Company, by resolutions duly adopted at a meeting of the Board of Directors of the Company held on August 23, 2011, determined to merge into itself the Subsidiary, and to effect a change of the Company’s name to “Galena Biopharma, Inc.” in connection with such merger, pursuant to Section 253 of the DGCL. Such resolutions are as follows:
     WHEREAS, in view of the Company’s proposed transfer and contribution to a wholly-owed subsidiary of the Company of certain RNAi assets and related obligations of RXi Pharmaceuticals Corporation (the “Company”) (the “Spin-Off”), the Company has proposed to change its corporate name so as not to include the name “RXi” or “RNAi”; and
     WHEREAS, after thorough consideration, the Board of Directors believes it is advisable and in the best interests of the Company and its stockholders to change the name of the Company to Galena Biopharma, Inc. from RXi Pharmaceuticals Corporation (the “Name Change”), and to effect such Name Change pursuant to the provisions of Section 253 of the Delaware General Corporation Law (the “DGCL”); and
     WHEREAS, in order to effect the Name Change, the Company desires to form a new corporation named Galena Biopharma, Inc., a Delaware corporation (the “Subsidiary”), and to acquire shares of common stock, par value $0.0001 per share, of the Subsidiary (collectively, the “Incorporation”); and
     WHEREAS, following the effectiveness of the Incorporation, the Company will own all of the outstanding shares of the capital stock of the Subsidiary; and

     WHEREAS, in order to consummate the Name Change, the Board of Directors of the Company believes it is advisable and in the best interests of the Company and its stockholders that, following the effectiveness of the Incorporation, the Subsidiary be merged with and into the Company (the “Merger”) pursuant to Section 253 of the DGCL, so that the Company will be the surviving corporation following the Merger and that the Name Change be effected as part of the Merger as permitted under the DGCL;
     NOW, THEREFORE, BE IT RESOLVED, that the Incorporation is hereby authorized and approved in all respects; and it is
     RESOLVED FURTHER, that the officers of the Company be and each hereby is authorized, empowered and directed, by and on behalf of the Company and in its name, to prepare or cause to be prepared, and to execute and file with the Delaware Secretary of State a Certificate of Incorporation to form the Subsidiary, and to take all such other actions as they or any one of them shall deem necessary or appropriate to consummate the Incorporation; and it is
     RESOLVED FURTHER, that the Merger and the Name Change are hereby authorized and approved; and it is
     RESOLVED FURTHER, that following the Incorporation, the officers of the Company be and each hereby is authorized, empowered and directed, by and on behalf of the Company and in its name, to effect the Name Change by merging the Subsidiary with and into the Company pursuant to Section 253 of the DGCL, so that the Company will be the surviving corporation and possess all of the Subsidiary’s property, rights, privileges and powers, and assume all of the Subsidiary’s liabilities and obligations; and it is
     RESOLVED FURTHER, that by virtue of the Merger and without any action on the part of the holder thereof, each then outstanding share of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) shall remain unchanged and continue to remain outstanding as one share of Common Stock, held by the person who was the holder of such share of Common Stock immediately prior to the Merger; and it is
     RESOLVED FURTHER, that by virtue of the Merger and without any action on the part of the holder thereof, each then outstanding share of common stock, par value $0.0001 per share, of the Subsidiary shall be cancelled and no consideration shall be issued in respect thereof; and it is
     RESOLVED FURTHER, that the directors and officers of the Company immediately prior to the Merger shall continue to remain the directors and officers of the Company until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be; and it is
     RESOLVED FURTHER, that, pursuant to Section 253(b) of the DGCL, upon the effective date of the Merger, the corporate name of the Company shall be changed to Galena Biopharma, Inc.; and it is
     RESOLVED FURTHER, that the Certificate of Incorporation of the Company as in effect immediately prior to the effective time of the Merger shall be the certificate of incorporation of the surviving corporation, except that Article I thereof shall be amended in its entirety to read as follows:
                      “ARTICLE I
          The name of this corporation is Galena Biopharma, Inc.”
     RESOLVED FURTHER, that the Bylaws of the Company as in effect immediately prior to the effective time of the Merger shall be amended and restated to reflect the Name Change; and it is
     RESOLVED FURTHER, that the officers of the Company be and each hereby is authorized, empowered and directed, in the name and on behalf of the Company, to prepare or cause to be prepared, and to execute and file with the Delaware Secretary of State a Certificate of Ownership and Merger that sets forth therein a copy of these resolutions and the date that such resolutions were adopted by the Board of Directors; and it is
     RESOLVED FURTHER, that the officers of the Company be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Company, to (i) notify the Company’s transfer agent and registrar for the Company’s common stock of the Name Change, (ii) obtain a new CUSIP number, (iii) prepare and file with the SEC a current report on Form 8-K to disclose the transactions contemplated by the foregoing resolutions, and (iv) execute such documents, disburse such funds, engage such persons, and take all such other actions that such officer may deem necessary or advisable in connection with the Name Change and the Merger and to carry out the intent and purpose of the foregoing resolutions.
     5. The Company shall be the surviving corporation of the Merger.
     6. The Certificate of Incorporation of the Company as in effect immediately prior to the effective time of the Merger shall be the certificate of incorporation of the surviving corporation, except that Article I thereof shall be amended in its entirety to read as follows:
                     “ARTICLE I
          The name of this corporation is Galena Biopharma, Inc.”
     7. The Merger shall be effective as of September ____, 2011.
     IN WITNESS WHEREOF, RXi Pharmaceuticals Corporation has caused this Certificate of Ownership and Merger to be signed by its duly authorized officer, this ____ day of September 2011.

RXI PHARMACEUTICALS CORPORATION
By:	/s/ Mark J. Ahn
	Name:	Mark J. Ahn, Ph.D.
	Title:	President and Chief Executive Officer

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